EXHIBIT D-1(b)

                  97 F.E.R.C. P61,342; 2001 FERC LEXIS 3032, *

                         Cinergy Power Investments, Inc.

                           Docket No. EG02-13-000

                FEDERAL ENERGY REGULATORY COMMISSION - COMMISSION

                         97 F.E.R.C. P61,342; 2001 FERC LEXIS 3032

     DETERMINATION OF EXEMPT WHOLESALE GENERATOR STATUS AND INTERPRETATION
           OF SECTION 32 OF THE PUBLIC UTILITY HOLDING COMPANY ACT
                               OF 1935, AS AMENDED


                                December 21, 2001

CORE  TERMS:  electric,   protest,  motion  to  intervene,   energy,  intervene,
wholesale, eligible, Commission's Rules of Practice, public interest, affiliate, qualify, owning, plants

PANEL: [*1] Before Commissioners: Pat Wood, III, Chairman; William L. Massey, Linda Breathitt, and Nora Mead Brownell

OPINION:
On October 29, 2001, Cinergy Power Investments, Inc., (CPI or Applicant) filed an application for determination of exempt wholesale generator (EWG) status pursuant to section 32 of the Public Utility Holding Company Act of 1935, as amended by the Energy Policy Act of 1992 (PUHCA). n1 In this order we grant the Applicant's request for EWG status, as we have determined that this Applicant qualifies as an EWG under PUHCA. Our determination serves the public interest by ensuring that applicants who qualify for EWG status under PUHCA will receive such status as Congress intended.

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n1 15 U.S.C.ss.79z-5a (2001).
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Notice of the application was published in the Federal Register, n2 with comments or interventions due on or before November 21, 2001. Timely motions to intervene were submitted by the Southwestern Electric Cooperative, Inc. and the Public Service Commission of the Commonwealth [*2] of Kentucky. A timely motion to intervene and protest was filed by the Industrial Energy Users-Ohio (IEU-Ohio). Additionally, on November 28, 2001 the Public Utilities Commission of Ohio filed a motion to intervene out of time which raised no substantive issues.

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n2 66 Fed. Reg. 56,097 (2001).
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On November 30, 2001, Cinergy Services Inc. (Cinergy) filed an answer in response to IEU-Ohio's motion to intervene and protest. Cinergy indicates that nothing contained in IEU-Ohio's protest addresses this EWG application and therefore argues that this application is not protested.

A. Procedural Matters

Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. ss. 385.214 (2001), the timely, unopposed motions to intervene serve to make the intervenors parties to this proceeding. Pursuant to Rule 214(d) of the Commission's Rules of Practice and Procedure, 18 C.F.R. ss. 385.214(d) (2001), the Commission will grant the late-filed motion to intervene by the Public Utilities Commission [*3] of Ohio given the early stage of the proceeding, the fact that no disruption of the proceeding or undue prejudice to existing parties will result, and the fact that the party's interests are not adequately represented by other parties in the proceeding.

B. CPI's EWG Application

Applicant has submitted a sworn statement by a representative legally authorized to bind Applicant stating that: 1. Applicant will be engaged directly, or indirectly through one or more affiliates as defined in section 2(a)(11)(B) of PUHCA, and exclusively in the business of owning or operating, or both owning and operating, all or part of one or more eligible facilities as defined in section 32(a)(2) of PUHCA and selling electric energy at wholesale; 2. The eligible facilities (Facilities) consist of thirteen generating plants capable of producing between 78 and 913 MW of capacity. The plants are fueled by either oil, coal, or natural gas. The facilities, which are all located in the State of Ohio, will also include interconnecting transmission facilities, which are limited to those facilities which are necessary to effect sales of electric energy at wholesale; 3. No portion of the Facilities will [*4] be owned or operated by an "electric utility company" that is an "associate company" or "affiliate" of CPI as such terms are defined in section 2(a)(11) of PUHCA; 4. CPI is an "associate company" of the following "electric utility companies" (as such terms are defined under PUHCA): PSI Energy, CCG&E, ULH&P, and Miami Power Corporation; and 5. A rate or charge for, or in connection with, the construction of the Facilities, or for electric energy produced thereby, was in effect on October 24, 1992. The relevant state authorities have made the requisite findings under Section 32(c) of PUHCA that allowing each Facility to become an eligible facility benefits consumers, is in the public interest, and does not violate state law. Discussion

IEU-Ohio's protest fails to state any grounds on which it opposes CPI's EWG application. This Commission finds little value in the practice of submitting a protest in multiple dockets without regard to the fact of whether a contested issue is actually raised in each of those dockets.

Conclusion

Based on the information contained in its application, the Commission determines that Applicant is an EWG as defined in section 32(a) (1) of PUHCA. As [*5] required by section 32(a) (1) of PUHCA, the Secretary is directed to notify the Securities and Exchange Commission of this determination.

By the Commission.